Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports (i) dated March 12, 2010, with respect to the consolidated financial statements and internal control over financial reporting (which internal control report expressed an adverse opinion) included in the Annual Report of Broadwind Energy, Inc. on Form 10-K for the year ended December 31, 2009 and (ii) dated May 19, 2009 with respect to the consolidated financial statements of Brad Foote Gear Works, Inc. appearing as exhibits to the Current Report on Form 8-K/A of Broadwind Energy, Inc. as filed on May 27, 2009.  We hereby consent to the incorporation by reference of said reports in the Registration Statement of Broadwind Energy, Inc. on Form S-3 (File No. 333-159487) and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Milwaukee, Wisconsin

March 26, 2010